Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our audit report dated September 12, 2003 on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended July 31, 2003, incorporated by reference in SmarTire Systems Inc.'s Registration Statement on Form S-8 (Registration Nos. 333-107904, 333-107903, 333-93021, 333-67751, 333-80923 and 333-55810), which report appears in the July 31, 2003 annual report on Form 10-KSB of SmarTire Systems Inc. Our report dated September 12, 2003 includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
October 16, 2003